UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) August 17, 2005

CARLISLE COMPANIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-9278	31-1168055
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13925 Ballantyne Corporate Place, Suite 400, Charlotte, NC 28277

(Address of principal executive offices)

704-501-1100

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFS 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01  Other Events

On August 17, 2005, the Company sold substantially all of the operations comprising the automotive business conducted by the Company’s wholly-owned subsidiary, Carlisle Engineered Products to The Reserve Group of Akron, Ohio.  The Company estimates it will record an after-tax loss on the disposition of these assets of approximately $9 million.  This loss will be recorded in the Company’s results from discontinued operations for the third quarter ended September 30, 2005.  The transaction did not include the sale of trade accounts receivable dated prior to August 1, 2005, the effective date of the sale.  Also excluded were certain assets from two small plants.  The sale was pursuant to the Company’s previously announced plan to exit the automotive business on January 6, 2005, and is consistent with the Company’s commitment to allocate resources to those businesses in which it can create sustainable competitive advantage.  Total after-tax losses associated with the disposition of this business approximate $45 million, including impairment charges of $28 million recorded in the fourth quarter of 2004 relating to impairment of goodwill and of an investment in a joint venture.  The total after-tax losses also included impairment charges on fixed assets of $8 million recorded in the second quarter of 2005, and the aforementioned loss on the August 17, 2005 sale.  Additional losses are possible as the Company continues its plans to dispose of the remaining assets of the automotive business.  A copy of the press release is attached hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 19, 2005	CARLISLE COMPANIES INCORPORATED

	By:	/s/ Carol P. Lowe
Carol P. Lowe, Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated August 19, 2005